                                                                     Exhibit 4.4

FIRST AMENDING AGREEMENT to the Credit Agreement dated as of February 7, 2003, entered into Toronto, Ontario, on this 2nd day of December, 2003.



AMONG: SUN MEDIA CORPORATION, a corporation continued and existing under the laws of British Columbia, Canada, having its chief executive office at 333 King Street East, in the City of Toronto, Province of Ontario (hereinafter called the "Borrower")

                        PARTY OF THE FIRST PART


AND: THE FINANCIAL INSTITUTIONS NAMED ON THE SIGNATURE PAGES HEREOF OR FROM TIME TO TIME PARTIES TO THE AGREEMENT (the "LENDERS")

                        PARTY OF THE SECOND PART


AND: BANK OF AMERICA, N. A., AS ADMINISTRATIVE AGENT FOR THE LENDERS, a duly constituted bank, having a place of business at 555 South Flower, 17th floor, in the City of Los Angeles, California, 90071, and at 200 Front Street West, Suite 2700, Toronto, Ontario, M5V3L2 (hereinafter called the "ADMINISTRATIVE AGENT")

                        PARTY OF THE THIRD PART


         WHEREAS the parties hereto are parties to a Credit Agreement dated as of February 7, 2003 (the "CREDIT AGREEMENT");

         WHEREAS the Borrower has requested certain amendments to the Credit Agreement in order to (i) amend the Applicable Margin for Term Facility B, (ii) amend the definition of Consolidated EBITDA to exclude any positive or negative impact of Back-to-Back Securities to the extent included in earnings, and (ii) amend the definition of Permitted Investments to include investments made from the proceeds of assets disposed of in accordance with the provisions of the Credit Agreement; and

         WHEREAS the Lenders have agreed with the Borrower to the amendments contemplated hereby, and as such, the Lenders have complied with the provisions of Section 12.01 of the Credit Agreement, as evidenced by the signature of each Lender on this Agreement;

NOW THEREFORE, THE PARTIES HERETO AGREE AS FOLLOWS:

I.                INTERPRETATION

1. This First Amending Agreement is declared to be supplemental to the Credit Agreement and is to form part thereof and shall have the same effect as though incorporated therein. The words and expressions starting by and upper case letter used herein, unless otherwise defined herein or unless there is something I the subject or the context inconsistent therewith, have the same meaning as that ascribed to them in the Credit Agreement and all of the provisions of the Credit Agreement, except only insofar as they may be inconsistent with the express provisions hereof, shall apply to and shall have effect in connection with this First Amending Agreement.

2. Except as otherwise expressly amended hereby, the Credit Agreement remains unamended and in full force and effect.

3. The preamble of this First Amending Agreement shall form an integral part hereof as if at length recited herein.

4. The division of this First Amending Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of titles are only meant to be for reference and do not affect the meaning or the interpretation of the present First Amending Agreement.

5. The First Amending Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute but one and the same instrument.

6. The First Amending Agreement and the interpretation and enforcement thereof shall be governed by and construed in accordance with the laws of the Province of Ontario.

7. The First Amending Agreement shall become effective on December 2, 2003.



II.               AMENDMENTS

1.       Section 1.01 of the Credit Agreement is hereby amended as follows:


         1.01 by adding, to the text of the definition of "Applicable Margins", at the end thereof, the following text, viz. "Any change in the Applicable Margin for Term Facility B arising due to a change in the senior, secured credit rating of the Borrower as set forth in Schedule 4 shall become effective as follows: (i) for an improved rating, on the date the Borrower has given to the Administrative Agent notice thereof, which notice shall include a copy of any document issued by Moody's in relation thereto, and (ii) for any subsequent deterioration of such rating, including the issuance by Moody's of any negative outlook in relation thereto, on the earlier of the date the Administrative Agent becomes aware thereof or the date the Borrower provides a notice of such deterioration to the Administrative Agent, which notice shall be given by the Borrower within ten (10) days of its knowledge thereof.". Consequently, the definition of "Applicable Margins" now reads as follows:

                  ""APPLICABLE MARGINS" means, at any time, subject to the next following sentence, the margins set forth and defined in
                  Schedule 4 corresponding, with respect to Facility A, to the Leverage Ratio at such time. In respect of (i) Canadian Prime Rate Advances, the Applicable Margin shall be the margin referred to in the column "C$ PRIME RATE ADVANCES"; (ii) Drawings and Letters of Credit, the Applicable Margin shall be the margin referred to in the column "BA DRAWING FEE AND LETTER OF CREDIT FEE", subject, with respect to Letters of Credit, to the fee payable to the Issuing Lender as contemplated by Section 5.01, (iii) Libor Advances, the Applicable Margin shall be the margin referred to in the column "LIBOR", and (iv) US Prime Rate Advances, the Applicable Margin shall be the margin referred to in the column "US$ Prime Rate Advances". On the Closing Date, each Applicable Margin in respect of Facility A shall be deemed to be that set out in Tier II of the relevant table in Schedule 4, and thereafter, shall be adjusted on the date the Administrative Agent receives the relevant Compliance Certificate calculating the Leverage Ratio. If at any time any Compliance Certificate is not delivered on the applicable due date, without prejudice o the rights of the Lenders in respect of such Default, the Applicable Margin shall be that set out in Tier I of the relevant table in Schedule 4 form the date such Compliance Certificate was due until the date on which it is delivered.

                  If at the time of change in the BA Drawing Fee, there exist any outstanding Drawings of the Borrower under Facility A, the Borrower shall pay to the Administrative Agent, for the rateable benefit of the Facility A Lenders (in the case of an increase in the BA Drawing Fee) or receive repayment or credit from the Lenders (in the case of a decrease in the BA Drawing
                  Fee) for, an amount in respect of each such Drawing equal to the product obtained by multiplying (i) the product obtained by multiplying (w) the difference between the BA Drawing Fee in effect prior to such change and the BA Drawing Fee in effect immediately after such change, by (x) the aggregate face amount of such Drawing, by (ii) the quotient obtained by dividing (y) the number of days to maturity remaining in respect of such Drawing, by (z) 365 days. Any payment as a result of a change in the Applicable Margin shall be made, in respect of Drawings, on the next maturity date thereof in accordance with Article 4.

                  Any change in the Applicable Margin for Term Facility B arising due to a change in the senior, secured credit rating of the Borrower as set forth in Schedule 4 shall become effective as follows: (i) for an improved rating, on the date the Borrower has given to the Administrative Agent notice thereof, which notice shall include a copy of any document issued by Moody's in relation thereto, and (ii) for any subsequent deterioration of such rating, including the issuance by Moody's of any negative outlook in relation thereto, on the earlier of the date the Administrative Agent becomes aware thereof or the date the Borrower provides a notice of such deterioration to the Administrative Agent, which notice shall be given by the Borrower within ten (10) days of its knowledge thereof.";

         1.2 by deleting from the text to the definition of "Consolidated EBITDA" the following words, viz. "less any income received in connection with Back-to-Back Securities, and" and by adding thereto, after the word "GAAP", the following text, viz. "; for greater certainty, there shall be excluded from the calculation of Consolidated EBITDA, to the extent included in such calculation, the amount of any income or expense relating to Back-to-Back Securities". Consequently, the definition of "Consolidated EBITDA" now reads as follows:

                  ""CONSOLIDATED EBITDA" means, for any Person, for any period and without duplication, earnings of such Person on a consolidated basis before non-controlling interests, extraordinary items, Consolidated Interest Charges, foreign exchange translation gains or losses not involving the payment of cash, amortization of deferred financing costs and other non-cash financial charges, taxes, depreciation and amortization, without taking into account any goodwill adjustments, calculated on a consolidated basis, and otherwise calculated in accordance with GAAP; for greater certainty, there shall be excluded from the calculation of Consolidated EBITDA, to the extent included in such calculation, the amount of any income or expense relating to Back-to-Back Securities.";

         1.3 by adding, at the end of the text of the definition of "Credit Documents" the following text, viz. ",the whole as amended, amended and restated or replaced from time to time". Consequently, the definition of "Credit Documents" now read as follows:

                  ""CREDIT DOCUMENTS" means this Agreement, the BA Instruments, the Letters of Credit, the Security Documents, the Hedging Agreements, the subordination agreements in respect of Back-to-Back Securities and all other documents (including guarantees) to be executed and delivered to the Administrative Agent, the Issuing Lender or the Lenders or their Affiliates, or all of them, by the Borrower or the Guarantors in connection with the Credit Facilities, as well as all documents to be executed and delivered in connection with the Overdraft Facility, the whole as amended, amended and restated or replaced from time to time.";

         1.4 by adding, to the text of the definition of "Permitted Investment", after the words "in an Aggregate amount of up to $50,000,000" the words "plus the Net Proceeds of any Disposal of Assets permitted hereunder". Consequently, the definition of "permitted Investment" now reads as follows:

                  "PERMITTED INVESTMENT" means (A) any Investment in Back-to-Back Securities or Existing Back-to-Back Securities or in connection with Tax Benefit Transactions and (B)(i) any Investment made out of the portion of Excess Cash Flow available to the Borrower to make a Permitted Distribution that is not used to make a Permitted Distribution; and (ii) any other Investments (including any Acquisitions) in an aggregate amount of up to $50,000,000 plus the Net Proceeds of any Disposal of Assets permitted hereunder during the entire Term of the later to expire of Facility A or Term Facility B (a "PERMITTED ACQUISITION") provided that after giving effect to such Investment or Acquisition and any Accommodation made under the Credit Facilities to fund all or any part of the purchase price of such Acquisition, no Default shall have occurred and be continuing, and no Event of Default shall have occurred and not been waived, and, for greater certainty, the Borrower will be in compliance with the financial covenants set forth in Section 8.03.";

2. Schedule 4 of the Credit Agreement is hereby amended by changing the margin applicable to Libor Advances under Term Facility B from 2.50% to 2.25% and the margin applicable to U.S. Prime Rate Advances under Term Facility B from 1.50% to 1.25%, it being understood and agreed by the parties hereto that during any period in which the Borrower has obtained and maintained a senior, secured credit rating from Moody's of at least Ba1 (with a stable outlook), such margins shall be further reduced to 2.00% with respect to Libor Advances and 1.00% in respect of U.S. Prime Rate Advances under Term Facility B.



III.              MISCELLANEOUS

1. The Borrower hereby represents and warrants to each Lender that no Default has occurred which is continuing, no Event of Default has occurred which has not been waived an that it will be in compliance with the financial covenants set forth in section 8.03 of the Credit Agreement.

2. All of the provisions of the Credit Agreement which are not amended hereby remain in full force and effect.

3. The Borrower shall pay upon demand all reasonable professional fees and disbursements incurred from time to time by the Administrative Agent in connection with the negotiation, preparation and delivery of this First Amending Agreement and all other documents accessory hereto as well as any amendments to be made to any of the foregoing at any time and from time to time.

4. The present First Amending Agreement replaces and supersedes all other verbal or written agreements among the Administrative Agent, the Lenders or anyone thereof and the Borrower relating to the amendments to the Credit Agreement contemplated herein or any other issues accessory to the transactions contemplated by this First Amending Agreement.

5. The parties acknowledge that they have required that they present agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto be drawn up in English. Les parties reconnaissent avoir exige la redaction en anglais de la presente convention ainsi que de tous documents executes, avis donnes et procedures judiciaires intentees, directement ou indirectement, relativement ou a la suite de la presente convention.

IN WITNESS WHEREOF THE PARTIES HERETO HAVE SIGNED THIS AGREEMENT ON THE DATE AND AT THE PLACE FIRST HEREINABOVE MENTIONED.



SUN MEDIA CORPORATION                       BANK OF AMERICA, N.A., as
Administrative Agent

Per:   [SIGNATURE ILLEGIBLE]                Per:   [SIGNATURE ILLEGIBLE]
       ------------------------------              -----------------------------
         Authorized Signing Officer                Authorized Signing Officer

Per:   [SIGNATURE ILLEGIBLE]
       ------------------------------
         Authorized Signing Officer